                                                Exhibit 107.1

Calculation of Filing Fee Tables
S-8
(Form Type)

BRT Apartments Corp
(Exact Name of Registrant as specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common stock, par value $0.01 per share	Rule 457(c) and (h)	1,000,000(3)	$14.66	$14,660,000	$0.0001381	$2,025
Total Offering Amounts					$14,660,000		$2,025
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$2,025

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statements also covers additional shares of common stock which may become issuable by reason of any stock split, stock dividend, or other similar transaction.
(2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 (c) and (h) under the Securities Act. The proposed maximum offering price per unit, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of the Registrant’s common stock on the New York Stock Exchange on June 8, 2026.
(3)Represents the number of shares of common stock, par value $0.01 per share, of the Registrant issuable under the Registrant’s 2026 Incentive Plan (the "Plan"). Shares of common stock issuable under the Plan include, among other things, awards of restricted stock and shares of common stock issuable pursuant to stock options and restricted stock units under the Plan.